The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 13, 2012

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165887

Preliminary    Prospectus    Supplement

(To Prospectus dated April 2, 2010)

Cablevision Systems Corporation

$500,000,000          % Senior Notes due 2022

We are offering $500,000,000 aggregate principal amount of our         % senior notes due                     , 2022 (the “notes”).

We will pay interest on the notes semi-annually on                     and                     of each year, commencing on                    , 2013. The notes will mature on                    , 2022.

We have the option to redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date plus a “make whole” premium as described under “Description of Notes—Optional Redemption” herein. There is no sinking fund for the notes.

The notes are Cablevision’s senior unsecured obligations and will rank equally in right of payment with all of Cablevision’s other existing and future unsecured and unsubordinated indebtedness. All of Cablevision’s secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The notes will not be guaranteed by any of Cablevision’s subsidiaries and, accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of Cablevision’s subsidiaries, including trade creditors. The liabilities, including trade payables and guarantees, of Cablevision’s subsidiaries will rank ahead of the notes and those creditors will have a prior claim with respect to the assets of those subsidiaries. See “Capitalization” for additional information concerning Cablevision’s indebtedness and the indebtedness of Cablevision’s subsidiaries, including CSC Holdings, LLC, Bresnan Broadband Holdings, LLC and Newsday LLC.

Investing in the notes involves risks. You should consider carefully the risk factors beginning on page S-9 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price (1)		Underwriting Discount		Proceeds, Before Expenses, to Us (1)

Per note		%		%		%

Total	$		$		$

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters named below expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme on or about September     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	BNP PARIBAS
Credit Agricole CIB	Deutsche Bank Securities	Goldman, Sachs & Co.
J.P. Morgan	Natixis	Nomura
RBC Capital Markets	SunTrust Robinson Humphrey	UBS Investment Bank
US Bancorp		Guggenheim Securities, LLC

The date of this prospectus supplement is September    , 2012.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we currently are offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

In this prospectus supplement, except as otherwise indicated herein, references to “Cablevision,” the “Company,” “we,” “us” or “our” each refer collectively to Cablevision Systems Corporation and its subsidiaries and, in the context of the notes, “Cablevision,” the “Company,” “we,” “us” and “our” only refer to Cablevision Systems Corporation, the issuer of the notes.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•

competition for subscribers from existing competitors (such as telephone companies and direct broadcast satellite (“DBS”) distributors) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•

demand for our video, high-speed data and voice services, which is impacted by competition from other services and the other factors discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2011, which we refer to herein as our Form 10-K, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, which we refer to herein as our Form 10-Qs, each incorporated by reference herein;

•	industry conditions;

•	changes in the laws or regulations under which we operate;

•

the outcome of litigation and other proceedings, including the matters described under “Legal Proceedings” in our Form 10-K and in Note 12 of the combined notes to our condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which we refer to herein as our June 30, 2012 Form 10-Q;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	demand for advertising in our newspapers along with subscriber and single copy outlet sales demand for our newspapers;

•	the level of our capital expenditures;

•	the level of our operating expenses, including the cost of programming;

•	future acquisitions and dispositions of assets;

•	market demand for new services;

•	demand for advertising;

•	the tax-free treatment of the MSG Distribution and the AMC Networks Distribution (each as defined in our Form 10-K);

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

S-iii

•	other risks and uncertainties inherent in the cable television, newspaper publishing businesses, and our other businesses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate; and

•

the factors described in our filings with the SEC, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K, and under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Qs, and in this prospectus supplement and the accompanying prospectus, including under the section “Risk Factors”.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur. See “Risk Factors” herein and in our Form 10-K, incorporated by reference herein, for more information on the uncertainty of forward-looking statements.

S-iv

OFFERING SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-9 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Cablevision

We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television, high speed data and Voice over Internet Protocol (“VoIP”) services through our wholly owned subsidiary, CSC Holdings, LLC, or CSC Holdings, and various of its cable television subsidiaries. As of June 30, 2012, we served approximately 3.26 million video customers in and around the New York metropolitan area and in Montana, Wyoming, Colorado and Utah. We believe that our cable television systems in the New York metropolitan area comprise the largest metropolitan cluster of cable television systems under common ownership in the United States (measured by number of video customers). Through Cablevision Lightpath, Inc. (“Optimum Lightpath”), our wholly-owned subsidiary, we provide telephone services and high-speed Internet access to the business market. In addition, we own approximately 97.2% of Newsday LLC which operates a newspaper publishing business. We also own regional news and high school sports programming services, a motion picture theatre business and a cable television advertising sales business.

For financing purposes, CSC Holdings and those of its subsidiaries which conduct our cable television video operations and high-speed data service, and our VoIP services operations in the New York metropolitan service area, as well as Optimum Lightpath, our commercial data and voice service business, comprise the “Restricted Group” as they are subject to the covenants and restrictions of the credit facility and indentures governing the notes and debentures issued by CSC Holdings. In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision, including the notes offered hereby.

For a further discussion of our businesses, we urge you to read our Form 10-K incorporated by reference herein. See “Where You Can Find More Information” herein.

Recent Developments

Offer to Purchase Senior Notes

We intend to use the net proceeds of this offering to address the upcoming debt maturities of CSC Holdings, LLC, our wholly-owned subsidiary, by investing the net proceeds of this offering in CSC Holdings, with which CSC Holdings intends to commence an offer to purchase for cash certain of its outstanding senior notes, including in the following order of priority, (1) $120.5 million aggregate principal amount of CSC Holdings’ 8.50% Senior Notes due 2015 and (2) $575.6 million aggregate principal amount of CSC Holdings’ 8.50% Senior Notes due 2014. The maximum aggregate purchase price in the tender offer, including principal amount of senior notes of either series and associated tender premiums, is $400 million. CSC Holdings will use the remaining proceeds from our investment and cash on hand, consisting of approximately $100 million plus the amount of any funds not applied to purchase senior notes in the tender offer, to repay amounts outstanding under its term B-2 extended loan facility. For a discussion of the terms of CSC Holdings’ 8.50% Senior Notes due 2015, CSC Holdings’ 8.50% Senior Notes due 2014 and CSC Holdings’ principal bank credit facility, see our Form 10-K and the notes to the financial statements included therein and incorporated by reference in this prospectus supplement.

CSC Holdings’ tender offer for its senior notes will be made on the terms and subject to the conditions set forth in an offer to purchase relating thereto. The tender offer will be made solely pursuant to, and will be governed by, the offer to purchase. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of CSC Holdings’ 8.50% Senior Notes due 2015 or CSC Holdings’ 8.50% Senior Notes due 2014 will be tendered and cancelled pursuant to the tender offer. This offering is not conditioned upon the consummation of the tender offer.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities We May Offer” in the accompanying prospectus.

Issuer	Cablevision Systems Corporation

1111 Stewart Avenue

Bethpage, New York 11714

(516) 803-2300

Notes Offered	$500,000,000 aggregate principal amount of % senior notes due 2022.

Maturity	The notes will mature on , 2022.

Interest Rate	The notes will bear interest from September , 2012 at the rate of % per annum, payable semiannually in arrears.

Interest Payment Dates	and of each year, beginning on , 2013.

Optional Redemption	We may redeem some or all of the notes at any time at a make-whole redemption price. See “Description of Notes—Optional Redemption” herein.

Ranking	The notes are Cablevision’s senior unsecured obligations and will rank equally in right of payment with all of Cablevision’s other existing and future unsecured and unsubordinated indebtedness. All of Cablevision’s secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The notes will not be guaranteed by any of Cablevision’s subsidiaries and, accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of Cablevision’s subsidiaries, including trade creditors. The liabilities, including trade payables and guarantees, of Cablevision’s subsidiaries will rank ahead of the notes and those creditors will have a prior claim with respect to the assets of those subsidiaries. See “Capitalization” for additional information concerning Cablevision’s indebtedness and the indebtedness of Cablevision’s subsidiaries, including CSC Holdings, Bresnan Broadband Holdings, LLC and Newsday LLC.

As of June 30, 2012, as adjusted to reflect the sale of the notes we are offering hereby and the use of the net proceeds hereof to invest in CSC Holdings and the use by CSC Holdings of the proceeds so invested and cash on hand to (1) repurchase its 8.50% Senior Notes due 2015 and its 8.50% Senior Notes due 2014 in the concurrent tender offer for aggregate cash consideration of $400 million (assuming the entire amount is applied to such repurchase) and (2) repay a portion of its existing term B-2 extended loan facility in an amount equal to $100 million, all as described more fully under “Use of Proceeds” and “Capitalization”:

•	Cablevision would have had approximately $2.6 billion of senior unsecured indebtedness including the notes offered hereby, and approximately $754 million aggregate principal amount of senior notes owned by our Unrestricted Subsidiary Newsday Holdings LLC, which are not shown in the “Capitalization” table because they are eliminated in consolidation;

•

Cablevision’s Restricted Subsidiaries would have had approximately $3.6 billion in secured borrowings under the CSC Holdings credit facility, approximately $2.6 billion of senior unsecured indebtedness (not including CSC Holdings’ guarantee of the $650 million in secured borrowings under the Newsday LLC credit facility, described below) and approximately $33 million of capital lease obligations and other indebtedness;

•

Cablevision’s Unrestricted Subsidiary Bresnan Broadband Holdings, LLC would have had approximately $747 million of secured bank indebtedness and approximately $250 million of senior unsecured indebtedness;

•

Cablevision’s Unrestricted Subsidiary Newsday LLC would have had $650 million in secured borrowings under its credit facility, which is guaranteed on a senior unsecured basis by CSC Holdings, a Restricted Subsidiary; and

•

Cablevision’s Unrestricted Subsidiaries would have had approximately $516 million of collateralized indebtedness related to monetization activity and approximately $29 million of capital lease obligations.

The foregoing amounts do not include trade payables and other obligations of our subsidiaries to which the notes are effectively subordinated. Under “Capitalization” below, we provide additional information concerning our indebtedness and the indebtedness of our subsidiaries.

Certain Restrictions	The indenture for the notes, among other things, contains restrictions on our ability and the ability of our Restricted Subsidiaries to:

•	incur additional indebtedness,

•	make certain dividend payments or payments to redeem or retire capital stock,

•	invest in unrestricted subsidiaries or affiliates,

•	engage in certain transactions with affiliates,

•	incur liens, and

•	merge or consolidate with or transfer all or substantially all of our assets to another entity.

These covenants are described in greater detail under “Description of Debt Securities We May Offer—Certain Covenants” in the accompanying prospectus. They are subject to important exceptions and qualifications, which are also described under “Description of Debt Securities We May Offer—Certain Covenants” in the accompanying prospectus.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $488 million, after deducting the underwriting discounts and commissions and estimated expenses payable by us. We intend to invest the net proceeds of this offering in CSC Holdings, and CSC Holdings intends to use such proceeds and cash on hand to (1) repurchase its 8.50% Senior Notes due 2015 and its 8.50% Senior Notes due 2014 in the concurrent tender offer for aggregate cash consideration of $400 million and (2) repay a portion of its existing term B-2 extended loan facility in an amount equal to $100 million plus the amount of any funds not applied to purchase senior notes in the tender offer, and for general corporate purposes. See “Use of Proceeds.”

We also expect to raise additional funds in the future. For more information regarding our expected uses of funds in the future, see “Risk Factors—We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business. We may also engage in extraordinary transactions that involve the incurrence of large amounts of debt,” “Use of Proceeds” and “Capitalization” herein.

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should consider carefully the specific risks set forth in “Risk Factors” beginning on page S-9 for a discussion of certain risks in making an investment in the notes.

Further Issuances	We may issue additional notes ranking equally with the notes (in the same form and terms other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue). Such notes may form a single series with the notes.

Trustee	U.S. Bank National Association

Governing Law	The indenture provides that the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Listing	We do not intend to list the notes on any securities exchange or to include them in any automated quotation system. The notes will be new securities for which there currently is no public market. In this prospectus supplement, see “Risk Factors—If an active trading market for the notes does not develop, you may not be able to resell them.”

Cablevision Systems Corporation Summary Selected Financial and Statistical Data

The historical consolidated statement of operations data (except for the deficiency of earnings available to cover fixed charges and the ratio of earnings to fixed charges) and consolidated balance sheet data for each year ended and as of December 31 in each year in the five-year period ended December 31, 2011, included in the following selected financial data, have been derived from our consolidated financial statements. The historical consolidated statement of operations data (except for the deficiency of earnings available to cover fixed charges and the ratio of earnings to fixed charges) and consolidated balance sheet data as of June 30, 2012 and for the six months ended June 30, 2012 and 2011, included in the following selected financial data, have been derived from our unaudited interim condensed consolidated financial statements. You should read the following information together with our consolidated financial statements and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and our Form 10-Qs, incorporated by reference herein.

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Operating Data:
	(Dollars in thousands)
Revenues, net	$3,356,045	$3,343,805	$6,700,848	$6,177,575	$5,900,074	$5,480,799	$4,863,199
Operating expenses:
Technical and operating (excluding depreciation, amortization and impairments shown below)	1,594,679	1,483,716	2,968,540	2,663,748	2,532,844	2,391,392	2,109,275
Selling, general and administrative	739,604	756,997	1,482,344	1,440,731	1,389,525	1,253,863	1,139,715
Restructuring expense (credits)	(391)	265	6,311	(58)	5,583	3,049	1,692
Depreciation and amortization (including impairments)	511,750	492,788	1,014,974	887,092	916,408	1,333,101	974,146

Operating income	510,403	610,039	1,228,679	1,186,062	1,055,714	499,394	638,371
Other income (expense)
Interest expense, net	(363,148)	(379,379)	(745,706)	(710,751)	(669,814)	(687,725)	(798,457)
Equity in net income of affiliates	—	—	—	—	—	—	4,467
Gain on sale of affiliate interests	—	—	683	2,051	—	—	183,286
Gain (loss) on investments, net	177,438	72,384	37,384	109,813	(977)	(33,176)	(211,535)
Gain (loss) on equity derivative contracts, net	(127,331)	(42,881)	1,454	(72,044)	631	51,772	190,529
Loss on interest rate swap contracts, net	(1,828)	(9,686)	(7,973)	(85,013)	(75,631)	(202,840)	(76,568)
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	(92,692)	(110,049)	(73,457)	—	—
Miscellaneous, net	805	455	1,265	1,447	543	885	(504)

Income (loss) from continuing operations before income taxes	196,339	250,932	423,094	321,516	237,009	(371,690)	(70,411)
Income tax benefit (expense)	(75,446)	(112,379)	(184,436)	(113,767)	(113,177)	113,918	(5,686)

Income (loss) from continuing operations	120,893	138,553	238,658	207,749	123,832	(257,772)	(76,097)
Income from discontinued operations, net of income taxes	—	53,623	53,623	153,848	161,467	21,600	294,372

Income (loss) before cumulative effect of a change in accounting principle	120,893	192,176	292,281	361,597	285,299	(236,172)	218,275
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	—	—	(443)

Net income (loss)	120,893	192,176	292,281	361,597	285,299	(236,172)	217,832
Net loss (income) attributable to noncontrolling interests	(117)	(267)	(424)	(649)	273	8,108	321

Net income (loss) attributable to Cablevision Systems Corporation stockholders	$120,776	$191,909	$291,857	$360,948	$285,572	$(228,064)	$218,153

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
INCOME (LOSS) PER SHARE:
Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$0.46	$0.49	$0.86	$0.71	$0.43	$(0.86)	$(0.26)

Income from discontinued operations	$—	$0.19	$0.19	$0.52	$0.55	$0.07	$1.02

Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$—	$—	$—

Net income (loss)	$0.46	$0.68	$1.06	$1.23	$0.98	$(0.79)	$0.76

Basic weighted average common shares (in thousands)	265,423	280,203	276,369	293,165	291,759	290,286	288,271

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations	$0.45	$0.48	$0.84	$0.69	$0.42	$(0.86)	$(0.26)

Income from discontinued operations	$—	$0.19	$0.19	$0.51	$0.54	$0.07	$1.02

Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$—	$—	$—

Net income (loss)	$0.45	$0.66	$1.02	$1.20	$0.96	$(0.79)	$0.76

Diluted weighted average common shares (in thousands)	270,760	288,674	284,904	301,880	298,444	290,286	288,271

Cash dividends declared and paid per common share	$0.30	$0.275	$0.575	$0.475	$0.40	$0.20	$—

Amounts attributable to Cablevision Systems Corporation stockholders:
Income (loss) from continuing operations, net of income taxes	$120,776	$138,286	$238,234	$207,100	$124,105	$(249,664)	$(75,776)
Income from discontinued operations, net of income taxes	—	53,623	53,623	153,848	161,467	21,600	294,372
Cumulative effect of a change in accounting principle, net of income taxes	—	—	—	—	—	—	(443)

Net income (loss)	$120,776	$191,909	$291,857	$360,948	$285,572	$(228,064)	$218,153

Ratio of earnings to fixed charges (1)	1.52	1.58	1.52	1.39	1.30	—	—

Deficiency of earnings available to cover fixed charges (1)	$—	$—	$—	$—	$—	$(371,690)	$(50,342)

(1)	For purposes of calculating the ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges, (a) earnings consist of pre-tax income (loss) from continuing operations and income (loss) from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less interest capitalized and (b) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of operating expense deemed by management to represent the interest component of rent expense.

	At June 30,	At December 31,
	2012	2011	2010	2009	2008	2007
Balance Sheet Data:
	(Dollars in thousands)
Total assets	$6,991,689	$7,143,325	$8,867,092	$9,676,772	$9,971,684	$9,852,407
Credit facility debt	5,136,110	5,184,194	5,756,510	4,718,750	4,953,750	4,388,750
Collateralized indebtedness	515,635	455,938	352,606	375,832	448,738	444,189
Senior notes and debentures	5,367,089	5,446,660	5,568,193	5,022,600	5,197,278	5,196,403
Notes payable	12,731	29,227	—	—	6,230	1,017
Capital lease obligations	49,601	42,763	31,237	31,930	33,286	33,201
Total debt	11,081,166	11,158,782	11,708,546	10,149,112	10,639,282	10,063,560
Redeemable noncontrolling interests	13,891	13,761	14,698	12,175	12,012	18,712
Stockholders’ deficiency	(5,656,198)	(5,575,855)	(6,296,918)	(5,155,955)	(5,367,991)	(5,117,570)
Noncontrolling interest	673	1,791	1,485	521	333	571
Total deficiency	(5,655,525)	(5,574,064)	(6,295,433)	(5,155,434)	(5,367,658)	(5,116,999)

The table below sets forth certain statistical data regarding our video, high-speed data and VoIP operations, excluding Optimum Lightpath, as of the dates indicated:

		As of December 31,
	Total June 30, 2012	Total 2011	Total 2010		Total 2009		Total 2008		Total 2007
Statistical Data (Unaudited):	(in thousands, except per subscriber amounts)
Customer relationships (1)	3,635	3,611	3,648		3,314		3,325		3,317
Video customers (2)	3,257	3,250	3,314		3,063		3,108		3,123
High-speed data customers	3,032	2,965	2,892		2,568		2,455		2,282
Voice customers	2,422	2,357	2,269		2,052		1,878		1,592
Serviceable passings (3)	5,613	5,584	5,532		4,829		4,732		4,679
Penetration:
Customer relationships to serviceable passings	64.8%	64.7%	65.9%		68.6%		70.3%		70.9%
Video customers to serviceable passings	58.0%	58.2%	59.9%		63.4%		65.7%		66.8%
High-speed data customers to serviceable passings	54.0%	53.1%	52.3%		53.2%		51.9%		48.8%
Voice customers to serviceable passings	43.1%	42.2%	41.0%		42.5%		39.7%		34.0%
Average Monthly Revenue per Video Customer (“RPS”) (4)	$155.12	$154.10	$150.68	(5)	$144.03	(5)	$134.85	(5)	$125.10	(5)

(1)	Represents number of households/businesses that receive at least one of the Company’s services.
(2)	Video customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group such as our current and retired employees. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services. Free status is not granted to regular customers as a promotion. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel. In counting bulk residential customers such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer.
(3)	Represents the estimated number of single residence homes, apartment and condominium units and commercial establishments passed by the cable distribution network in areas serviceable without further extending the transmission lines, including our Optimum Lightpath customers.
(4)	RPS is calculated by dividing the average monthly GAAP revenues for the Telecommunications Services segment, less the revenue attributable to Optimum Lightpath, for the last quarter of each period presented by the average number of video customers served by our cable television systems for the same period. For purposes of this calculation, both revenue and average number of video customers exclude our Optimum Lightpath operations because Optimum Lightpath’s third-party revenues are unrelated to our cable television system customers.
(5)	Represents data for the New York metropolitan service area only, as the acquisition of Bresnan Broadband Holdings, LLC, doing business as Bresnan Cable, was completed in December 2010.

RISK FACTORS

An investment in the notes involves risks, including risks inherent in our business. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, which Annual Report on Form 10-K is incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

The financial markets are subject to volatility and disruptions, which have in the past, and may in the future, adversely affect our business, including by affecting the cost of new capital, our ability to refinance our scheduled debt maturities and our ability to meet our other obligations as they come due. The economic downturn has adversely affected our business and may continue to do so.

The capital and credit markets experience volatility and disruption. At times, the markets have exerted extreme downward pressure on stock prices and upward pressure on the cost of new debt capital and have severely restricted credit availability for most issuers.

The market disruptions have been accompanied by a broader economic downturn, which has led to lower demand for our products, such as cable television services and entertainment, as well as lower levels of television and newspaper advertising, and increased incidence of customers’ inability to pay for the services we provide. Continuation or worsening of these conditions may further adversely impact our results of operations, cash flows and financial position.

We rely on the capital markets, particularly for offerings of debt securities, as well as the credit markets, to meet our financial commitments and liquidity needs. Disruptions and/or volatility in the capital and credit markets could adversely affect our ability to refinance on satisfactory terms, or at all, our scheduled debt maturities and could adversely affect our ability to draw on our revolving credit facilities.

A continuation or worsening of the economic downturn may impact our ability to comply with the covenants and restrictions in our indentures, credit facilities and agreements governing our other indebtedness and may impact our ability to pay our indebtedness as it comes due. If we do not repay our debt obligations when they become due and do not otherwise comply with the covenants and restrictions in our indentures, credit facilities and agreements governing our other indebtedness, we would be in default under those agreements, and the debt incurred under those agreements could then be declared immediately due and payable. In addition, any default under our indentures, credit facilities or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under our indentures, credit facilities and our other debt instruments were accelerated, we would not have sufficient assets to repay amounts due thereunder. To avoid a default, we could be required to defer capital expenditures, sell assets, seek strategic investments from third parties or reduce or eliminate dividend payments and stock repurchases or other discretionary uses of cash. However, if such measures were to become necessary, there can be no assurance that we would be able to sell sufficient assets or raise strategic investment capital sufficient to meet our scheduled debt maturities as they come due. In addition, any significant reduction in necessary capital expenditures could adversely affect our ability to retain our existing customer base and obtain new customers, which would adversely affect our future operating results, cash flows and financial position.

Disruptions in the capital and credit markets can also result in higher interest rates on publicly issued debt securities and increased costs under credit facilities. Such disruptions would increase our interest expense, adversely affecting our results of operations and financial position.

Our access to funds under our revolving credit facilities is dependent on the ability of the financial institutions that are parties to those facilities to meet their funding commitments. Those financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Moreover, the obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

Longer term, volatility and disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our businesses. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

We have substantial indebtedness and we are highly leveraged, which reduces our capability to withstand adverse developments or business conditions.

We have incurred substantial amounts of indebtedness to finance operations, to upgrade our cable plant and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred substantial indebtedness in order to offer our new or upgraded services to our current and potential customers and to pursue activities outside our core businesses such as our acquisitions of an electronics retailer, Clearview Cinemas, Newsday and our development of Rainbow DBS. In 2006, CSC Holdings incurred $3.5 billion of debt, approximately $3.0 billion of which was distributed to Cablevision to fund a $10 per share dividend on its common stock and approximately $414 million of which was used to repay existing indebtedness, including interest, fees and expenses. In December 2010, we incurred approximately $1.4 billion of indebtedness to finance our acquisition of Bresnan Cable. We may continue to incur substantial amounts of debt in the future. At June 30, 2012, our total indebtedness aggregated approximately $11.1 billion. Because of our substantial indebtedness, we are highly leveraged and we will continue to be highly leveraged. This means that our payments on our borrowings are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses (whether through competitive pressures or otherwise), in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness would not.

We have in past periods incurred substantial losses from continuing operations, we have a significant stockholders’ deficiency, and we may in the future incur net losses which could be substantial, which may reduce our ability to raise needed capital.

We have in the past reported losses from continuing operations and we may in the future incur significant operating losses. Significant operating losses may limit our ability to raise needed financing, or to do so on favorable terms, as such losses could be taken into account by potential investors, lenders and the organizations that issue investment ratings on our indebtedness.

A lowering or withdrawal of the ratings assigned to our debt securities by ratings agencies may further increase our future borrowing costs and reduce our access to capital.

The debt ratings for our debt securities are below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors will not purchase debt securities that are not rated in an investment grade rating category. In addition, there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of a rating may further increase our future borrowing costs and reduce our access to capital.

The notes will be unsecured and effectively subordinated to our current and future secured indebtedness.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes, up to the value of the collateral securing their indebtedness. In the event that our secured creditors exercise their rights with respect to their collateral, our secured creditors would be entitled to be repaid in full from the proceeds of that collateral before those proceeds would be available for distribution to other creditors, including holders of the notes. As of June 30, 2012, Cablevision’s Restricted Subsidiaries had approximately $3.7 billion in secured borrowings under CSC Holdings’ credit facility, which is secured by pledges of capital stock of subsidiaries of Cablevision.

In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness, including the lenders under CSC Holdings’ credit facility, will have prior claim to those of our assets that constitute their collateral, primarily the value of the capital stock of the subsidiaries pledged to them. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

In addition, the indenture governing the notes also permits us to incur additional secured indebtedness.

The notes will be effectively subordinated to all existing and future indebtedness and any preferred equity of our subsidiaries.

We are a holding company whose assets consist almost exclusively of investments in subsidiaries. Our principal subsidiaries include CSC Holdings and other entities that own cable television systems and other businesses. Our ability to pay interest on and repay principal of our indebtedness is dependent entirely upon the operations of our subsidiaries and the distributions or other payments of the cash they generate to us in the form of distributions, loans or advances.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. Our Restricted Subsidiary, CSC Holdings, and our Unrestricted Subsidiaries, Newsday LLC and Bresnan Broadband Holdings, LLC, are each party to debt agreements that contain various financial and operating covenants that restrict the payment of dividends or other distributions.

In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries after the issuance of the notes, prior to any of our claims as a stockholder. Consequently, creditors of our subsidiaries are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims would be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

As of June 30, 2012, as adjusted to reflect the sale of the notes we are offering hereby and the use of the net proceeds hereof to invest in CSC Holdings and the use by CSC Holdings of the proceeds so invested and cash on hand to (1) repurchase its 8.50% Senior Notes due 2015 and its 8.50% Senior Notes due 2014 in the concurrent tender offer for aggregate cash consideration of $400 million (assuming the entire amount is applied to such repurchase) and (2) repay a portion of its existing term B-2 extended loan facility in an amount equal to $100 million, all as described more fully under “Use of Proceeds” and “Capitalization”:

•

Cablevision would have had approximately $2.6 billion of senior unsecured indebtedness including the notes offered hereby and $754 million aggregate principal amount of senior notes owned by our subsidiary Newsday Holdings LLC, which are not shown in the “Capitalization” table because they are eliminated in consolidation;

•

Cablevision’s Restricted Subsidiaries would have had approximately $3.6 billion in secured borrowings under CSC Holdings’ credit facility, approximately $2.6 billion of senior unsecured indebtedness (not including CSC Holdings’ guarantee of the $650 million in secured borrowings under the Newsday LLC credit facility, described below) and approximately $33 million of capital lease obligations and other indebtedness;

•

Cablevision’s Unrestricted Subsidiary Bresnan Broadband Holdings, LLC would have had approximately $747 million of secured bank indebtedness and approximately $250 million of senior unsecured indebtedness;

•

Cablevision’s Unrestricted Subsidiary Newsday LLC would have had $650 million in secured borrowings under its credit facility, which is guaranteed on a senior unsecured basis by CSC Holdings, a Restricted Subsidiary; and

•

Cablevision’s Unrestricted Subsidiaries would have had approximately $516 million of collateralized indebtedness related to monetization activity and approximately $29 million of capital lease obligations.

The foregoing amounts do not include trade payables and other obligations of our subsidiaries to which the notes are effectively subordinated. Under “Capitalization” below, we provide additional information concerning our indebtedness and the indebtedness of our subsidiaries.

Our ability to meet our obligations under our indebtedness may be restricted by limitations on our subsidiaries’ ability to send us funds.

We are a holding company whose business is conducted entirely through CSC Holdings, which itself is primarily a holding company that conducts its operations through its subsidiaries. Our principal subsidiaries include various entities that own cable television systems and other businesses. Our ability to pay interest on and repay principal of our outstanding indebtedness is dependent upon the operations of our subsidiaries and the distributions or other payments of the cash they generate to us in the form of distributions, loans or advances. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our indebtedness or to make any funds available to us to do so. Bresnan Broadband Holdings, LLC is a party to a credit agreement and an indenture that contain various financial and operating covenants that restrict the payment of dividends or other distributions. In addition, Newsday LLC is a party to a credit agreement that contains various financial and operating covenants that restrict the payment of dividends or other distributions. In addition, our subsidiaries’ creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries, including any assets transferred to those subsidiaries, prior to any of our claims as a stockholder and those creditors are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of a subsidiary, our claims could be subordinated to any security interest in the assets of that subsidiary and/or any indebtedness of that subsidiary senior to that held by us.

Our ability to incur debt and the use of our funds are limited by significant restrictive covenants in financing agreements.

Our credit facilities and debt instruments contain various financial and operating covenants that, among other things, require the maintenance of financial ratios and restrict the relevant borrower’s ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default that would permit the parties who have lent money under such credit facilities and such other debt instruments to:

•	restrict the ability to borrow undrawn funds under such credit facilities, and

•	require the immediate repayment of the borrowings thereunder.

These events would be likely to have a material adverse effect on the value of our debt and equity securities.

The notes may not be enforceable because of fraudulent conveyance laws.

Our issuance of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time we incurred indebtedness (including indebtedness represented by the notes), we:

•	incurred this indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this indebtedness and we, as applicable:

•	were insolvent or were rendered insolvent by reason of the related financing transactions;

•	were engaged or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•

intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the amounts owing under the notes to our currently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the laws of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If the notes are voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of us whose obligations were not set aside or found to be unenforceable. In addition, such an event will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

We believe that, at the time we initially incur the indebtedness represented by the notes, we:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their business effectively; and

•	will be able to pay obligations on the notes as they mature or become due.

In reaching the foregoing conclusions, we have relied upon our analysis of internal cash flow projections and estimated values of the assets and liabilities of Cablevision. However, a court passing on these questions might not reach the same conclusion.

We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business. We may also engage in extraordinary transactions that involve the incurrence of large amounts of debt.

Our business is very capital intensive. Operating and maintaining our cable television plant requires significant amounts of cash payments to third parties. Capital expenditures for our businesses were $814.8 million, $823.2 million and $737.5 million, in 2011, 2010 and 2009, respectively, and $512.5 million for the first six months of 2012, and primarily include payments for customer premises equipment, such as new digital video cable boxes and modems, as well as infrastructure and capital expenditures related to our cable and Optimum Lightpath telecommunications networks, in addition to the capital requirements of our other businesses. Historically, we have made substantial investments in the development of new and innovative programming options and other service offerings for our customers as a way of differentiating ourselves from our competitors. We have experienced a significant increase in our level of capital expenditures and an increase in our operating expenses in the six months ended June 30, 2012. As we continue to execute our strategy, we expect this level of investment to increase and our operating results to be negatively impacted. We have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. We will not be able to generate sufficient cash internally to fund anticipated capital expenditures, meet these obligations and repay our indebtedness at maturity. Accordingly, we will have to do one or more of the following:

•	refinance existing obligations to extend maturities,

•	raise additional capital, through debt or equity issuances or both,

•	cancel or scale back current and future spending programs, or

•	sell assets or interests in one or more of our businesses.

However, you should not assume that we will be able to refinance existing obligations or raise any required additional capital or to do so on favorable terms. Borrowing costs related to future capital raising activities may be significantly higher than our current borrowing costs and we may not be able to raise additional capital on favorable terms, or at all, if unsettled conditions in financial markets continue to exist. If we are unable to pursue our current and future spending programs, we may be forced to cancel or scale back those programs. Our choice of which spending programs to cancel or reduce may be limited. Failure to successfully pursue our capital expenditure and other spending plans could materially and adversely affect our ability to compete effectively. It is possible that in the future we may also engage in extraordinary transactions and such transactions could result in the incurrence of substantial additional indebtedness.

Our financial performance may be harmed by the significant and credible risks of competition in our Telecommunications Services segment.

Competition could adversely affect our business and financial results and our ability to service our debt. This risk is heightened by the rapid technological change inherent in our business and the need to acquire, develop and adopt new technology to differentiate our products and services from our competitors. We may need to anticipate far in advance which technology we should use for the development of new products and services or the enhancement of existing products and services. In addition, changes in the regulatory and legislative environments may result in changes to the competitive landscape.

In our New York metropolitan service area, we face intense competition from two incumbent telephone companies, Verizon and AT&T, which offer video programming in addition to their voice and high-speed Internet access services, and compete across all of our telecommunications products. Verizon has constructed fiber to the home network plant that passes a significant number of households in our New York metropolitan service area. Verizon does not publicly report the extent of their build-out or penetration by area. We estimate that Verizon passes approximately half of the households in our New York metropolitan service area. Verizon’s passings in our service area are difficult to assess and because they are based upon visual inspections and other limited estimating techniques, our estimate serves only as an approximation. Verizon has obtained authority to provide video service for a majority of these homes passed, on a statewide basis in New Jersey, in numerous local franchises in New York State, including all of New York City, and in a small portion of Connecticut. AT&T offers video service in competition with us in most of our Connecticut service area. Each of these companies has significantly greater financial resources than we do. The attractive demographics of our New York metropolitan service territory make this region a desirable location for investment in video distribution technologies by these companies. Verizon has made and may continue to make promotional offers to customers in our New York metropolitan service area at prices lower than ours. This intense competition affects our ability to add or retain customers and creates pressure upon our pricing of telecommunications services and our ability to expand services purchased by our customers. Verizon and AT&T have their own wireless phone facilities, and may expand their product offerings to include wireless phone services. Because we do not have wireless phone facilities, our inability to provide a competitive product offering could adversely affect our competitive position. We also compete in our service areas with the two major providers of DBS service in the United States, DISH Network and DirecTV, each with significantly higher numbers of subscribers than we have. Another source of competition for cable television systems is the delivery of video content over the Internet directly to subscribers. In addition, consumers are able to watch such Internet-delivered content on Internet-ready television sets and mobile devices. Some of these services charge a nominal or no fee for access to their content. The availability of these services could adversely affect customer demand for our video services, including premium and on-demand services. Cable television systems also face competition from broadcast television stations, entities that make digital video recorded movies and programs available for home rental or sale, SMATV systems, which generally serve large multiple dwelling units under an agreement with the landlord and service providers that utilize the public rights-of-way and operate an OVS system. RCN is authorized to operate OVS systems that compete with us in New York City. The FCC also has made radio spectrum available for the provision of multichannel video service.

Our high-speed data offering to consumers faces intense competition from other providers of high-speed Internet access including services offered by local telephone providers such as Verizon, AT&T in our New York metropolitan service area and CenturyLink in our Optimum West service area. In addition, DBS providers have tested the use of certain spectrum to offer satellite-based high-speed data services. Cellular phone providers are also increasing the speeds of their Internet access offerings, and the FCC has made other radio spectrum available for wireless high-speed Internet access.

Our voice service offerings to consumers face intense competition from other providers of voice services, including carriers such as Verizon, AT&T and CenturyLink and other competitive providers of voice services, as well as VoIP providers like Vonage.

Optimum Lightpath also competes with Verizon, AT&T and other competitive local exchange carriers and long distance companies. We also operate CLECs in each state within the Optimum West service area (the “Bresnan CLECs”), which compete against ILECs and Century Link. ILECs have significant advantages over Optimum Lightpath and the Bresnan CLECs, including greater capital resources, an existing fully operational local network, and long-standing relationships with customers. To the extent these competitors decide to reduce their prices, future success of our Optimum Lightpath business and our Bresnan CLECs may be negatively impacted. The trend in business communications has been shifting from a wired voice medium to a wireless data medium. This trend could also negatively impact the future growth of Optimum Lightpath if it were to accelerate.

We face significant risks as a result of rapid changes in technology and consumer expectations and behavior.

The Telecommunications services industry has undergone significant technological development over time and these changes continue to affect our business. Such changes have had, and will continue to have, a profound impact on consumer expectations and behavior. Our video business faces technological change risks as a result of the continuing development of new and changing methods for delivery of programming content such as Internet based delivery of movies, shows and other content which can be viewed on televisions, wireless devices and other developing mobile devices. A proliferation of delivery systems for video content can adversely affect our ability to attract and retain subscribers and the demand for our services and it can also decrease advertising demand on our delivery systems. Our high-speed data business faces technological challenges from rapidly evolving wireless Internet solutions. Our voice offerings face technological developments in the proliferation of voice delivery systems including those based on Internet and wireless delivery. If we do not develop or acquire and successfully implement new technologies, we will limit our ability to compete effectively for subscribers, content and advertising. In addition, we may be required to make material capital and other investments to anticipate and to keep up with technological change. These challenges could adversely affect our business.

Our Newsday business has suffered operating losses historically and such losses are expected to continue in the future.

Newsday suffered operating losses of $31.7 million for the year ended December 31, 2011 and $12.6 million for each of the years ended December 31, 2010 and 2009, which included impairments of indefinite-lived intangible assets, and certain long-lived intangible assets of $11.0 million, $7.8 million, and $2.0 million in 2011, 2010 and 2009, respectively. Newsday incurred operating losses of $17.7 million and $13.7 million for the six months ended June 30, 2012 and 2011, respectively. Operating losses are expected to continue in the future. In connection with the formation of a company through which we have an approximate 97.2% interest in Newsday, its subsidiary, Newsday LLC incurred $650.0 million of indebtedness under a senior secured loan facility and $630.0 million of the proceeds of these borrowings were paid to Newsday’s former owner, Tribune Company. These borrowings are guaranteed by CSC Holdings. In addition, at June 30, 2012, Newsday Holdings LLC held approximately $754 million aggregate principal amount of senior notes issued by Cablevision. Newsday LLC has agreed that it will hold Cablevision or CSC Holdings senior notes or cash balances in excess of the amount of borrowings outstanding under its senior secured credit facility until it matures.

Demand for advertising, increased competition and declines in circulation affect Newsday.

A majority of the revenues of our Newsday business are from advertising. Expenditures by advertisers generally reflect economic conditions and declines in national and local economic conditions affect demand for advertising and the levels of advertising revenue for Newsday.

Newsday operates in a highly competitive market which may adversely affect advertising and circulation revenues. Newsday faces significant competition for advertising revenue from a variety of media sources. The most direct source of competition is other newspapers that reach a similar audience in the same geographic area. Newsday also faces competition from magazines, shopping guides, yellow pages, websites, mobile-device platforms, broadcast and cable television, radio and direct marketing; particularly if those media sources provide advertising services that could substitute for those provided by Newsday within the same geographic area. Specialized websites for real estate, automobile and help wanted advertising have become increasingly competitive with our newspapers and websites for classified advertising and further development of additional targeted websites is likely.

Newsday and the newspaper industry generally have also experienced significant declines in advertising and circulation revenue as circulation and readership levels continue to be adversely affected by competition from new media news formats and less reliance on newspapers by some consumers as a source of news, particularly younger consumers. A prolonged decline in circulation would have a material adverse effect on the rate and volume of advertising revenues.

A significant amount of our book value consists of intangible assets that may not generate cash in the event of a voluntary or involuntary sale.

At June 30, 2012, we reported approximately $7.0 billion of consolidated total assets, of which approximately $2.0 billion were intangible. Intangible assets include franchises from city and county governments to operate cable television systems and goodwill. While we believe that the carrying values of our intangible assets are recoverable, you should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets, particularly if we were not continuing as an operating business. We urge you to read carefully our consolidated financial statements incorporated by reference herein, which provide more detailed information about these intangible assets.

Programming costs of our cable television systems are increasing and we may not have the ability to pass these increases on to our subscribers. Disputes with programmers can adversely affect our relationship with subscribers and lead to subscriber losses.

Programming costs paid by our cable television systems are one of our largest categories of expenses. These costs have increased rapidly and are expected to continue to increase, particularly with respect to costs for sports programming and broadcast networks. We may not be able to pass programming cost increases on to our subscribers due to the increasingly competitive environment. If we are unable to pass these increased programming costs on to our subscribers, our operating results would be adversely affected.

We attempt to control our programming costs and, therefore, the cost of our video services to our customers by negotiating favorable terms for the renewal of our affiliation agreements with programmers. On certain occasions in the past, such negotiations have led to disputes with programmers that have resulted in temporary periods where we were not carrying a particular programming service or services. Such disputes may inconvenience some of our subscribers and can lead to customer dissatisfaction and, in certain cases, the loss of customers.

Our business is subject to extensive government regulation and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do.

Our cable television and other telecommunications businesses are heavily regulated and operate pursuant to detailed statutory and regulatory requirements at the federal, state and local level. See “ Business—Regulation” in Part I, Item 1 of our Form 10-K. In certain of our service areas, state or local franchising authorities extensively regulate the basic rates we may charge our customers for certain of our video services in accordance with FCC rules. The FCC and state and local governments also regulate us in other ways that affect the daily conduct of our video delivery and video programming businesses, our voice business and our high-speed Internet access business. In addition, our businesses are dependent upon governmental authorizations to carry on their operations. See the discussion under “Business—Regulation” in Part I, Item 1 of our Form 10-K.

Legislative enactments, court actions and federal, state, and local regulatory proceedings frequently modify the terms under which we offer our services and operate. The results of these legislative, judicial and administrative actions may materially adversely affect our business or results of operations. New requirements giving third parties access to our network or other assets, for example, could materially affect our ability to compete. Changes to regulations from which we benefit and on which we depend to run our businesses also could materially affect our operations. Any action with respect to these or other matters by the courts, Congress, the FCC, the states of New York, New Jersey, Connecticut, Utah, Colorado, Wyoming or Montana, or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material adverse effect on us.

Our current franchises are non-exclusive and our franchisors need not renew our franchises.

Our cable television systems are operated primarily under non-exclusive franchise agreements with state or municipal government franchising authorities, with the latter in some states also subject to approval of state regulatory authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non renewal or termination under some circumstances. In some cases in New York and New Jersey, franchise agreements have not been renewed by the expiration date, and we operate under temporary authority routinely granted from the state while negotiating renewal terms with the franchise authorities. As of June 30, 2012, our ten largest franchise areas comprised approximately 44% of our total video customers and of those, one franchise, Newark, comprising approximately 61,000 video customers, is expired. We are currently operating in this franchise area under temporary authority. In Montana, Wyoming, Colorado and Utah, franchises must be renewed prior to their expiration date, subject to the protections of federal law. Neither the Company nor its predecessor in those states, Bresnan Communications, has ever lost a franchise.

A portion of our workforce is represented by labor unions. Collective bargaining agreements can increase our expenses. Labor disruptions could adversely affect our operations.

As of December 31, 2011, approximately 580 of our full-time employees were covered by collective bargaining agreements. On January 26, 2012, a majority of the Company’s technician workforce in Brooklyn, New York voted to be represented by the Communication Workers of America. The total unit of employees is comprised of 282 full time workers. These employees are not yet covered by a collective bargaining agreement. Collective bargaining agreements with the Communication Workers of America covering this group of employees or agreements with other unionized employees may increase our expenses. In addition, any disruptions to our operations due to labor related problems could have an adverse effect on our business. We cannot predict whether labor unions may be successful in organizing other portions of our workforce or what additional costs we could incur as a result.

We rely on network and information systems for our operations, and a disruption or failure of those systems may disrupt our operations.

We have in place layered and multi-threaded security systems designed to protect against intentional or unintentional disruption, failure, misappropriation or corruption of our network and information systems. A problem of this type might be caused by events such as computer hacking, computer viruses, worms and other destructive or disruptive software, “cyber attacks” and other malicious activity, as well as natural disasters, power outages, terrorist attacks and similar events. Such events could have an adverse impact on us and our customers, including degradation of service, service disruption, excessive call volume to call centers and damage to our plant, equipment and data. In addition, our future results could be adversely affected due to the theft, destruction, loss, misappropriation or release of confidential customer data or intellectual property. Operational or business delays may result from the disruption of network or information systems and the subsequent remediation activities. Moreover, these events may create negative publicity resulting in reputation or brand damage with customers.

We have expended, and expect to continue to spend in the future, significant amounts to protect our network and information systems; however, there can be no assurance that these efforts will prevent any of the problems identified above.

The MSG Distribution and the AMC Networks Distribution could result in significant tax liability.

We have received private letter rulings from the IRS to the effect that, among other things, the MSG Distribution and the AMC Networks Distribution and certain related transactions qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the “Code”).

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon our representations that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.

If the MSG Distribution or the AMC Networks Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, we would be subject to tax as if we had sold the Madison Square Garden common stock or AMC Networks common stock, as the case may be, in a taxable sale for its fair value. Cablevision stockholders would be subject to tax as if they had received a distribution equal to the fair value of Madison Square Garden common stock or AMC Networks common stock, as the case may be, that was distributed to them, which generally would be treated as a taxable dividend. It is expected that the amount of any such taxes to Cablevision’s stockholders and us would be substantial.

The tax rules applicable to the AMC Networks Distribution may restrict us from engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the AMC Networks Distribution, as applicable.

To preserve the tax-free treatment of the AMC Networks Distribution to AMC Networks’ and Cablevision’s stockholders, under a tax disaffiliation agreement between Cablevision and AMC Networks, for the two-year period following the AMC Networks Distribution, we are subject to restrictions with respect to our activities, including restrictions relating to certain issuances or repurchases of Cablevision’s common stock, asset sales, mergers and liquidations.

These restrictions may limit Cablevision’s ability during that two-year period ending on June 30, 2013 to pursue strategic transactions of a certain magnitude that involve the issuance or acquisition of Cablevision’s stock or engage in new businesses or other transactions that might increase the value of our business. These restrictions may also limit our ability to raise significant amounts of cash through the issuance of stock, especially if Cablevision’s stock price were to suffer substantial declines, or through the sale of certain of our assets.

We may not enjoy all of the benefits of scale that we achieved prior to the MSG Distribution and the AMC Networks Distribution.

Prior to the MSG Distribution and the AMC Networks Distribution, we shared benefits of scope and scale in costs and expenses resulting from various factors including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, legal and human resources related functions. While we entered into agreements with Madison Square Garden and AMC Networks that govern a number of our commercial and other relationships after the MSG Distribution and AMC Networks Distribution, those arrangements do not fully capture the benefits we enjoyed as a result of common ownership prior thereto. In addition, in connection with the AMC Networks Distribution, we terminated an agreement pursuant to which we received a management fee that was based upon revenues of the AMC and WE tv networks. This fee was previously included in the operating income of our Telecommunications Services segment and has been reclassified to discontinued operations. As a result of the MSG Distribution and the AMC Networks Distribution, we now carry a relatively larger share of our administrative and other overhead expenses. The loss of these benefits as a consequence of the MSG Distribution and AMC Networks Distribution could have an adverse effect on our results of operations and financial condition.

In connection with the MSG Distribution and AMC Networks Distribution, we will rely on Madison Square Garden’s and AMC Networks’ performance under various agreements.

In connection with the MSG Distribution and the AMC Networks Distribution, we entered into various agreements with Madison Square Garden and AMC Networks, respectively, including a distribution agreement, a tax disaffiliation agreement, a transition services agreement, an employee matters agreement and certain related party arrangements. These agreements govern our relationship with those entities subsequent to the distributions and provide for the allocation of employee benefits, taxes and certain other liabilities and obligations attributable to periods prior to the distributions. These agreements also include arrangements with respect to transition services and a number of on-going commercial relationships. The distribution agreements include agreements that we and those entities agree to provide each other with indemnities with respect to liabilities arising out of the businesses we transferred to those entities. We are also party to other arrangements with Madison Square Garden and AMC Networks, such as affiliation agreements covering the MSG networks and Fuse, AMC, WE tv, IFC and Sundance Channel. We and these entities will rely on the other to perform its obligations under these agreements. If Madison Square Garden or AMC Networks were to breach or to be unable to satisfy its material obligations under these agreements, including a failure to satisfy its indemnification obligations, we could suffer operational difficulties or significant losses.

We share certain key executives and directors with Madison Square Garden and AMC Networks, which means those executives will not devote their full time and attention to our affairs.

As a result of the AMC Networks Distribution, our Chairman, Charles F. Dolan, serves as Executive Chairman of AMC Networks. As a result of the MSG Distribution, our President and Chief Executive Officer, James L. Dolan, also serves as the Executive Chairman of Madison Square Garden and our Vice Chairman, Hank J. Ratner, serves as President and Chief Executive Officer of Madison Square Garden. This arrangement is similar to the historical situation whereby Messrs. Dolan and Ratner have served as senior officers of Madison Square Garden and Charles F. Dolan provided senior leadership to our Rainbow segment. As a result, since the MSG Distribution and AMC Networks Distribution, three senior officers of the Company are not devoting their full time and attention to the Company’s affairs. In addition, eight members of our Board of Directors are also directors of Madison Square Garden and eight members of our Board of Directors are also directors of AMC Networks.

Our overlapping directors and executive officers may result in the diversion of corporate opportunities and other potential conflicts.

Our Board of Directors has adopted a policy that acknowledges that directors and officers of the Company may also be serving as directors, officers, employees or agents of Madison Square Garden or AMC Networks and their respective subsidiaries and that the Company may engage in material business transactions with such entities. The Company renounced its rights to certain business opportunities and the new policy provides that no director or officer of the Company who is also serving as a director, officer, employee or agent of Madison Square Garden or AMC Networks and their respective subsidiaries will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in the policy) to Madison Square Garden or AMC Networks or any of their respective subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. The policy expressly validates certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between the Company and Madison Square Garden or AMC Networks and/or any of their respective subsidiaries and, to the fullest extent permitted by law, provides that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders.

We are controlled by the Dolan family. As a result of their control of us, the Dolan family has the ability to prevent or cause a change in control or approve, prevent or influence certain actions by us.

Cablevision has two classes of common stock:

•	Class B common stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of the Cablevision Board of Directors, and

•	Class A common stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of the Cablevision Board of Directors.

As of August 31, 2012, the Dolan family, including trusts for the benefit of members of the Dolan family, collectively beneficially owned all of Cablevision’s Class B common stock, more than 2% of Cablevision’s outstanding Class A common stock and approximately 73% of the total voting power of all the outstanding Cablevision common stock. Of this amount, our Chairman, Charles F. Dolan, beneficially owned approximately 59% of Cablevision’s outstanding Class B common stock, less than 1% of Cablevision’s outstanding Class A common stock and approximately 43% of the total voting power of all the outstanding Cablevision common stock. The members of the Dolan family holding Class B common stock have executed a voting agreement that has the effect of causing the voting power of the Class B stockholders to be cast as a block with respect to the election of the directors elected by the Class B stockholders and any change of control transaction. The Dolan family is able to prevent a change in control of Cablevision and no person interested in acquiring Cablevision will be able to do so without obtaining the consent of the Dolan family. In the past, the Dolan family has made proposals to take Cablevision private, including a 2007 transaction that was submitted to a vote of Cablevision’s stockholders but that did not receive shareholder approval. In each such case, the Dolan family stated that they were only interested in pursuing their proposed transaction and would not sell their stake in Cablevision. There can be no assurances that the Dolan family will not propose, undertake or consummate a similar transaction in the future.

As a result of the Dolan family’s ownership of all of the Class B common stock, the Dolan family has the power to elect all the directors of Cablevision subject to election by holders of Class B common stock. Those directors constitute a majority of Cablevision’s Board of Directors. In addition, Dolan family members may control stockholder decisions on matters in which holders of all classes of Cablevision common stock vote together as a single class. These matters could include the amendment of some provisions of Cablevision’s certificate of incorporation and the approval of fundamental corporate transactions. In addition, the affirmative vote or consent of the holders of at least 66-2/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve the authorization or issuance of any additional shares of Class B common stock. Furthermore, the Dolan family members also have the power to prevent any amendment, alteration or repeal of any of the provisions of Cablevision’s certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock.

One purpose of the voting agreement referred to above is to consolidate Dolan family control of Cablevision. The Dolan family requested Cablevision’s Board of Directors to exercise Cablevision’s right, as a “controlled company”, to opt-out of the New York Stock Exchange listing standards that, among other things, require listed companies to have a majority of independent directors on their board and to have an independent corporate governance and nominating committee. Cablevision’s Board of Directors and the directors elected by holders of Class A common stock each approved this request on March 8, 2004.

If an active trading market for the notes does not develop, you may not be able to resell them.

The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a trading market for the notes will ever develop or be maintained. Further, we can make no assurances as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the condition of the industry in which we operate generally, the then-current ratings assigned to the notes and the market for similar securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $488 million, after deducting the underwriting discounts and commissions and estimated expenses payable by us. We intend to invest the net proceeds of this offering in CSC Holdings, and CSC Holdings intends to use such proceeds and cash on hand to (1) repurchase its 8.50% Senior Notes due 2015 and its 8.50% Senior Notes due 2014 in the concurrent tender offer for aggregate cash consideration of $400 million and (2) repay a portion of its existing term B-2 extended loan facility in an amount equal to $100 million plus the amount of any funds not applied to purchase senior notes in the tender offer, and for general corporate purposes.

As of August 31, 2012, the interest rate on CSC Holdings’ term B-2 extended loan facility was approximately 3.50%. The maturity date for CSC Holdings’ term B-2 extended loan facility is March 29, 2016.

We also expect to raise additional funds in the future. For more information regarding our expected uses of funds in the future, see “Risk Factors—We will need to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business. We may also engage in extraordinary transactions that involve the incurrence of large amounts of debt.” Please see also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Form 10-K for more information concerning our significant expected expenditures.

CAPITALIZATION

The following table sets forth Cablevision’s consolidated cash and cash equivalents and capitalization as of June 30, 2012 and Cablevision’s as adjusted consolidated cash and cash equivalents and capitalization as of June 30, 2012 to reflect the sale of the notes we are offering hereby and the use of the net proceeds thereof to invest in CSC Holdings and the use by CSC Holdings of the proceeds so invested and cash on hand to (1) repurchase its 8.50% Senior Notes due 2015 and its 8.50% Senior Notes due 2014 in the concurrent tender offer for aggregate cash consideration of $400 million (assuming the entire amount is applied to such repurchase) and (2) repay a portion of its existing term B-2 extended loan facility in an amount equal to $100 million, all as described more fully in “Use of Proceeds”, and to pay estimated fees and expenses. We estimate the aggregate of fees and expenses and tender premiums to be approximately $49 million.

	As of June 30, 2012
	Historical	As Adjusted
	(dollars in thousands)
Cash and cash equivalents (1)	$337,945	$324,945

Short-term debt:
Restricted Group (2):
CSC Holdings’ credit facility debt (3)	122,737	110,708
Notes payable	11,225	11,225
Capital lease obligations	10,741	10,741

Total Restricted Group	144,703	132,674

Unrestricted Group (2):
Bresnan Cable credit facility debt	7,650	7,650
Collateralized indebtedness from monetization transactions (7)	241,999	241,999
Capital lease obligations	1,342	1,342

Total Unrestricted Group	250,991	250,991

Total short-term debt	395,694	383,665

Long-term debt:
Cablevision Systems Corporation senior notes (4)	2,140,823	2,140,823
Notes offered hereby	—	500,000

Total Cablevision	2,140,823	2,640,823

Restricted Group (2):
CSC Holdings’ credit facility debt (3)	3,615,961	3,527,990
Senior notes and debentures (5)	2,976,266	2,625,270
Newsday LLC credit facility debt (6)	650,000	650,000
Notes payable	1,506	1,506
Capital lease obligations	9,804	9,804

Total Restricted Group	7,253,537	6,814,570

Unrestricted Group (2):
Collateralized indebtedness from monetization transactions (7)	273,636	273,636
Bresnan Cable credit facility debt	739,762	739,762
Bresnan Cable senior notes	250,000	250,000
Capital lease obligations	27,714	27,714

Total Unrestricted Group	1,291,112	1,291,112

Total long-term debt	10,685,472	10,746,505

Stockholders’ deficiency:
Total stockholders’ deficiency (8)	(5,656,198)	(5,708,255)
Noncontrolling interest	673	673

Total deficiency	(5,655,525)	(5,707,582)

Total capitalization	$5,425,641	$5,422,588

(1)	As adjusted cash and cash equivalents is reduced by the estimated fees and expenses related to this offering, but does not reflect the payment we would be required to make for accrued and unpaid interest on the senior notes repurchased in the tender offer or on the amount expected to be repaid under the term B-2 extended loan facility.
(2)	For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. The businesses included in our Restricted Group and our Unrestricted Group are described in our Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Overview.”
(3)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our consolidated financial statements included in our Form 10-K and our Form 10-Qs for a description of our other indebtedness. These amounts do not include approximately $67.9 million reserved under the CSC Holdings credit facility for letters of credit issued on behalf of our subsidiaries. Certain of our restricted subsidiaries have guaranteed borrowings under the CSC Holdings credit facility.
(4)	Does not include approximately $754 million aggregate principal amount of senior notes issued by Cablevision to CSC Holdings which were contributed to Newsday Holdings LLC. Since these entities are subsidiaries of Cablevision, these notes are eliminated in consolidation.
(5)	Adjustment represents reduction in recorded amount of senior notes and debentures as a result of the tender offer, assuming that $364 million aggregate principal amount of senior notes with a recorded amount of $351 million (net of unamortized discount) are purchased in the tender offer for an aggregate purchase price (including tender premiums) of $400 million.
(6)	CSC Holdings has guaranteed, on a senior unsecured basis, the obligations of Newsday LLC under its $650 million senior secured credit facility.
(7)	These obligations are secured by our shares of Comcast Corporation common stock held as investment securities.
(8)	Adjustment represents primarily estimated fees and premiums relating to the tender offer for CSC Holdings’ 8.50% Senior Notes due 2015 and CSC Holdings’ 8.50% Senior Notes due 2014 and the write-off of deferred financing costs and unamortized discounts related to these notes.

CABLEVISION

We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television, high speed data and Voice over Internet Protocol (“VoIP”) services through our wholly owned subsidiary, CSC Holdings, LLC, or CSC Holdings, and various of its cable television subsidiaries. As of June 30, 2012, we served approximately 3.26 million video customers in and around the New York metropolitan area and in Montana, Wyoming, Colorado and Utah. We believe that our cable television systems in the New York metropolitan area comprise the largest metropolitan cluster of cable television systems under common ownership in the United States (measured by number of video subscribers). Through Cablevision Lightpath, Inc. (“Optimum Lightpath”), our wholly-owned subsidiary, we provide telephone services and high-speed Internet access to the business market. In addition, we own approximately 97.2% of Newsday LLC which operates a newspaper publishing business. We also own regional news and high school sports programming services, a motion picture theatre business and a cable television advertising sales business.

For financing purposes, we are structured as a Restricted Group and an Unrestricted Group. Our Restricted Group includes CSC Holdings and those of its subsidiaries which conduct our cable television video operations and high-speed data service, and our VoIP services operations in the New York metropolitan service area, as well as Optimum Lightpath, our commercial data and voice service business.

Our Unrestricted Group includes primarily:

•	Bresnan Broadband Holdings, LLC and its subsidiaries, doing business as Bresnan Cable;

•	CCG Holdings, doing business as Clearview Cinemas;

•	shares of common stock of Comcast Corporation; and

•	Newsday Holdings LLC, consisting of the Newsday daily newspaper, amNew York, Star Community Publishing Group and online websites including newsday.com and exploreLI.com.

Our Restricted Group and certain members of our Unrestricted Group are individually and separately financed. The indebtedness of each entity in our Unrestricted Group is non-recourse to us, except that in certain Comcast monetization transactions, CSC Holdings provided guarantees of the subsidiaries’ ongoing interest expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). The guarantee exposure approximates the net sum of the fair value of the monetization indebtedness less the fair value of the underlying stock less the fair value of the equity collar. As of June 30, 2012, we did not have an early termination shortfall relating to any of these contracts. In addition, CSC Holdings has guaranteed on a senior unsecured basis the obligations of Newsday LLC under its $650 million senior secured credit facility. Newsday Holdings LLC, the parent and sole member of Newsday LLC, owns approximately $754 million aggregate principal amount of our senior notes and has recourse to us to the extent of our obligations under those senior notes. We refer you to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Form 10-K for a discussion of the financing of our subsidiaries and certain other matters. See “Where You Can Find More Information.”

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities We May Offer” in the accompanying prospectus.

The notes are to be issued under an indenture (the “indenture”), dated as of April 2, 2010, as supplemented, between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at the Company’s address set forth in the section entitled “Where You Can Find More Information.”

The definitions of certain capitalized terms used in the following summary are set forth below.

As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to Cablevision Systems Corporation and not to any of our subsidiaries.

General

The notes will mature on                 , 2022 and will initially be limited to an aggregate principal amount of $500,000,000. The notes will be our senior unsecured obligations. The notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement from September     , 2012, or from the most recent interest payment date to which interest has been paid, payable semi-annually on                  and                  of each year, commencing on                 , 2013, to the person in whose name the note is registered at the close of business on                  and         , as the case may be, next preceding the interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee at 100 Wall Street, 16th Floor, New York, New York 10005. The notes will be issued only in fully registered form without coupons, in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the notes, except for any tax or other governmental charge that may be imposed in connection therewith.

The indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the notes protection in the event of a highly leveraged or similar transaction, other than as described in the accompanying prospectus under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Indebtedness.” In May 2007, Cablevision agreed to enter into a highly leveraged transaction with the Dolan family, which controls our company. See “Risk Factors—We are controlled by the Dolan family. As a result of their control of us, the Dolan family has the ability to prevent or cause a change in control or approve, prevent or influence certain actions by us.” Cablevision’s shareholders voted against that transaction in October 2007. There can be no assurances that this or another highly leveraged transaction will not be proposed, made or consummated in the future.

Issuance of Additional Notes

We may, without the consent of the holders of notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and accrued interest prior to the issue date of the additional notes, and with the same CUSIP number as the notes of the same series offered hereby. The notes offered by this prospectus supplement and any additional notes of the same series would rank equally and ratably and would be treated as a single class for all purposes of the indenture. No additional notes may be issued if any event of default has occurred and is continuing.

Optional Redemption

The notes may be redeemed at our option in whole or in part at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus             basis points.

plus, in each case, accrued and unpaid interest to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the notes, it is the practice of DTC to determine by lot the amount of notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Sinking Fund

The notes will not be entitled to the benefits of a sinking fund.

Certain Covenants

At June 30, 2012, our Cash Flow Ratio (as defined under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Indebtedness” in the accompanying prospectus) was 5.0 to 1.0.

As of June 30, 2012, we would have been permitted to make Restricted Payments (as defined under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Restricted Payments” in the accompanying prospectus) of approximately $3.5 billion.

Ranking

The notes are Cablevision’s senior unsecured obligations and will rank equally in right of payment with all of Cablevision’s other existing and future unsecured and unsubordinated indebtedness. All of Cablevision’s secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The notes will not be guaranteed by any of Cablevision’s subsidiaries and, accordingly, the notes will be effectively subordinated to the indebtedness and other liabilities of Cablevision’s subsidiaries, including trade creditors. The liabilities, including trade payables and guarantees, of Cablevision’s subsidiaries will rank ahead of the notes and those creditors will have a prior claim with respect to the assets of those subsidiaries. See “Capitalization” for additional information concerning Cablevision’s indebtedness and the indebtedness of Cablevision’s subsidiaries, including CSC Holdings, LLC, Bresnan Broadband Holdings, LLC and Newsday LLC.

As of June 30, 2012, as adjusted to reflect the sale of the notes we are offering hereby and the use of the net proceeds hereof to invest in CSC Holdings and the use by CSC Holdings of the proceeds so invested and cash on hand to (1) repurchase its 8.50% Senior Notes due 2015 and its 8.50% Senior Notes due 2014 in the concurrent tender offer for aggregate cash consideration of $400 million (assuming the entire amount is applied to such repurchase) and (2) repay a portion of its existing term B-2 extended loan facility in an amount equal to $100 million, all as described more fully under “Use of Proceeds” and “Capitalization”:

•

Cablevision would have had approximately $2.6 billion of senior unsecured indebtedness including the notes offered hereby and approximately $754 million aggregate principal amount of senior notes owned by our Unrestricted Subsidiary Newsday Holdings LLC, which are not shown in the “Capitalization” table because they are eliminated in consolidation;

•

Cablevision’s Restricted Subsidiaries would have had approximately $3.6 billion in secured borrowings under the CSC Holdings credit facility, approximately $2.6 billion of senior unsecured indebtedness (not including CSC Holdings’ guarantee of the $650 million in secured borrowings under the Newsday LLC credit facility, described below) and approximately $33 million of capital lease obligations and other indebtedness;

•

Cablevision’s Unrestricted Subsidiary Bresnan Broadband Holdings, LLC would have had approximately $747 million of secured bank indebtedness and approximately $250 million of senior unsecured indebtedness;

•

Cablevision’s Unrestricted Subsidiary Newsday LLC would have had $650 million in secured borrowings under its credit facility, which is guaranteed on a senior unsecured basis by CSC Holdings, a Restricted Subsidiary; and

•

Cablevision’s Unrestricted Subsidiaries would have had approximately $516 million of collateralized indebtedness related to monetization activity and approximately $29 million of capital lease obligations.

The foregoing amounts do not include trade payables and other obligations of our subsidiaries to which the notes are effectively subordinated. Under “Capitalization” above, we provide additional information concerning our indebtedness and the indebtedness of our subsidiaries.

Regarding the Trustee

U.S. Bank National Association is a party to certain credit facilities with us and our subsidiaries, including our existing credit facility. U.S. Bank National Association may also maintain other banking arrangements with us in the ordinary course of business.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

This section describes the material United States federal income and certain estate tax consequences of owning the debt securities we are offering. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a regulated investment company,

•	a real estate investment trust,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person that owns debt securities as part of a straddle, conversion or other integrated transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Changes in these laws could affect the continued validity of this section.

If a partnership holds the debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	an individual who is a citizen or resident of the United States,

•	an entity treated as a corporation for U.S. federal income tax purposes and created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or, to the extent provided in regulations, it was in existence on August 20, 1996, treated as a domestic trust prior to such date and elected to continue to be so treated.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest

You will be taxed on any interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes.

Purchase, Sale, Exchange and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the cost of your debt security. You will generally recognize capital gain or loss on the sale, exchange or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your debt security. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security:

•	we generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Cablevision entitled to vote,

2.	you are not a controlled foreign corporation that is related, directly or indirectly, to Cablevision through stock ownership,

3.	you are not a bank that acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

4.	we do not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to us an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to us documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	we have received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	we received a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to us under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	we otherwise possess documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations;

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

Also, if you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Further, a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Cablevision entitled to vote at the time of death and

•	the income on the debt security would not have been effectively connected with the conduct of a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we are required to report to the Internal Revenue Service all payments of principal, any premiums and interest on your debt security. In addition, we are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States.

Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest made by us to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Prospective investors are strongly urged to consult their own tax advisors with respect to the backup withholding requirements.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Natixis Securities Americas LLC, Nomura Securities International, Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., UBS Securities LLC, U.S. Bancorp Investments, Inc. and Guggenheim Securities, LLC are acting as joint book-running managers of the offering and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Natixis Securities Americas LLC
Nomura Securities International, Inc.
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Guggenheim Securities, LLC

Total		$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to certain conditions precedent. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

We have been advised by the representative of the underwriters that the underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed         % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed         % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price, the concession and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Cablevision Systems Corporation
Per Note	%

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be $3,000,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Settlement

We expect that delivery of the notes will be made to investors on or about September 26, 2012, which will be the 10th business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to September 26, 2012 will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that it (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom; (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Certain underwriters and their affiliates have provided in the past, and may provide in the future, investment banking, commercial banking and/or financial advisory services to us and our affiliates. Certain of the underwriters or their predecessors have acted as initial purchasers or underwriters in certain of our securities offerings and certain of the underwriters are acting as dealer managers in the tender offer. Furthermore, certain of the underwriters and their affiliates are lenders under our and certain of our affiliates’ credit facilities, including CSC Holdings’ term B-2 extended loan facility. Because a portion of the proceeds from this offering will be used to repay a portion of CSC Holdings’ term B-2 extended loan facility, certain of the underwriters or their affiliates will receive a portion of the proceeds from this offering. Merrill Lynch, Pierce, Fenner & Smith

Incorporated or one of its affiliates is co-lead arranger, administrative agent, collateral agent and lender under CSC Holdings’ credit facility, syndication agent, co-lead arranger and co-book runner of Rainbow National Services LLC’s credit facility and co-book-runner and lender under MSG L.P.’s credit facility. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates provided advisory services to us and CSC Holdings in connection with the MSG Distribution, and advisory and financing services to CSC Holdings in connection with the Newsday transaction. Barclays Capital Inc. and J.P. Morgan Securities LLC or one of their affiliates are co-book-runners, co-documentation agents and lenders under CSC Holdings’ credit facility, co-lead arranger, co-book-runner, administration agent, letter of credit issuer and lender under Rainbow National Services LLC’s credit facility and are providing cash management services to CSC Holdings. Certain of the underwriters or their affiliates that hold CSC Holdings’ 8.50% Senior Notes due 2015 and CSC Holdings’ 8.50% Senior Notes due 2014 that are being tendered for may receive a portion of the proceeds if they tender any notes in the tender offer. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Barclays Capital Inc. and BNP Paribas Securities Corp. are also acting as dealer managers in connection with the tender offer, for which they will receive reimbursement of reasonable out-of-pocket expenses and a customary fee for their service.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates are likely to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

U.S. Bancorp Investments, Inc. is an affiliate of U.S. Bank National Association, the trustee under the indenture under which the notes will be issued.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov and from our website at http://www.cablevision.com.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus supplement. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full herein. The information incorporated by reference is considered to be a part of this prospectus supplement and any information that we later file with the SEC automatically will update or supersede this information. We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2011 (filed with the SEC on February 28, 2012);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	our Current Reports on Form 8-K filed on May 7, 2012 and May 21, 2012; and

•	all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning us at the following address or phone number: Cablevision Systems Corporation, Attention: Investor Relations, 1111 Stewart Avenue, Bethpage, New York 11714, Telephone Number: (516) 803-2300.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Cablevision Systems Corporation and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Cablevision Systems Corporation

Debt Securities

Cablevision Systems Corporation from time to time may offer to sell debt securities at prices and on other terms to be determined at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus or term sheet. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investing in the securities involves risks. See “Risk Factors” on page 1 of this prospectus, the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and the applicable prospectus supplement or term sheet may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Cablevision Systems Corporation may use this prospectus and the applicable prospectus supplement or term sheet in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated April 2, 2010.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering, including amounts, prices and terms of the debt securities being offered. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or term sheet together with additional information described immediately below under the heading “Available Information” and “Incorporation of Certain Information by Reference”.

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional debt securities, including those to be sold by securityholders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

Unless indicated otherwise, the terms “Cablevision,” the “Company,” “we,” “us,” and “our” each refer collectively to Cablevision Systems Corporation.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Cablevision, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2009 (filed with the SEC on February 25, 2010);

(2)	our Current Reports on Form 8-K filed on October 10, 2008 (Exhibits 99.1 and 99.2 only), January 15, 2010, February 10, 2010 and April 2, 2010; and

(3)	all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the completion of the offering of all the securities covered by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, Cablevision Systems Corporation, 1111 Stewart Avenue, Bethpage, New York 11714, Phone: (516) 803-2300.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•

competition from existing competitors (such as telephone companies and direct broadcast satellite (“DBS”) operators) and new competitors (such as high-speed wireless providers) entering our franchise areas;

•

demand for our basic video, digital video, high-speed data and voice services, which are impacted by competition from other services and the other factors discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2009, which we refer to herein as our Form 10-K, incorporated by reference herein;

•	the cost of programming and industry conditions;

•	changes in the laws or regulations under which we operate;

•	the outcome of litigation and other proceedings, including the matters described under “Legal Proceedings” in our Form 10-K;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	demand for advertising inventory;

•	demand for advertising in our newspapers along with subscriber and single copy outlet sales demand for our newspapers;

•	our ability to obtain or produce content for our programming businesses;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•

the demand for our programming among cable television system operators, telephone companies, and DBS operators and our ability to maintain and renew affiliation agreements with cable television system operators, telephone companies and DBS operators;

•	market demand for new services;

•

the tax-free treatment of Cablevision’s distribution to its stockholders on February 9, 2010 of all of the outstanding common stock of Madison Square Garden, Inc., a company which owns the sports, entertainment and media businesses previously owned and operated by the Company’s Madison Square Garden segment;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in the cable television, programming, entertainment and newspaper publishing businesses, and our other businesses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate; and

•

the factors described in our filings with the SEC, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K, and in this prospectus, including under the section “Risk Factors”.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. See “Risk Factors” herein and in our Form 10-K, incorporated by reference herein, for more information on the uncertainty of forward-looking statements.

CABLEVISION

We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television, high speed data and Voice over Internet Protocol (“VoIP”) services through our wholly owned subsidiary, CSC Holdings, LLC, or CSC Holdings, and various of its cable television subsidiaries. As of December 31, 2009, we served approximately 3.1 million cable television subscribers in and around the New York City metropolitan area, making us the fifth largest cable operator in the United States based on the number of basic video subscribers. As of that date, our subscribers included approximately 2.9 million digital video subscribers, approximately 2.6 million high speed data customers and approximately 2.1 million voice customers in our market area. Through our wholly-owned subsidiary, Cablevision Lightpath, Inc., or Optimum Lightpath, we provide telephone services and high speed Internet access to the business market in the New York metropolitan area. Through our wholly-owned subsidiary, Rainbow Media Holdings, LLC, or

Rainbow Media Holdings, we have ownership interests in companies that produce and distribute national entertainment and regional news programming networks and a cable television advertising sales business. Through our approximate 97% interest in Newsday Holdings LLC, we own interests in the Newsday daily newspaper, amNew York, Star Community Publishing Group and online websites including newsday.com and exploreLI.com.

Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714, and our telephone number is (516) 803-2300.

USE OF PROCEEDS

Except as otherwise disclosed in the applicable prospectus supplement or term sheet, we intend to use the net proceeds from the sale or resale of the debt securities referenced in this prospectus for general corporate purposes, which may include, among other things, working capital, contributions of capital to our subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or other debt or acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES AND

DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and deficiency of earnings available to cover fixed charges on an historical basis for the periods indicated:

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Ratio of earnings to fixed charges (1)	1.65	—	1.13	—	—
Deficiency of earnings available to cover fixed charges (1)	—	$(318,254)	—	$(290,927)	$(227,561)

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of pre-tax income (loss) from continuing operations and income (loss) from equity investees, plus fixed charges, amortization of capitalized interest and distributed income of equity investees less interest capitalized and (b) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the estimated portion of operating expense deemed by management to represent the interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Please note that in this section entitled “Description of Debt Securities We May Offer,” references to the “Company,” “we,” “our” and “us” refer only to Cablevision Systems Corporation and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

We may offer debt securities from time to time. The debt securities may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. When we use the term “securities” in this prospectus, we mean any of the debt securities we may offer with this prospectus, unless we say otherwise.

This prospectus, including the following description of the terms of the debt securities, sets forth general terms that may apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. The debt securities will be issued under an indenture (the “indenture”) to be dated as of April 2, 2010 between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented from time to time. Subject to certain limitations imposed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the trustee, under the indenture, in its individual or any other capacity, may become the owner or pledgee of our debt securities and may otherwise deal with and collect obligations owed to it by us and may otherwise deal with us with the same rights it would have if it were not the trustee.

The following is a summary of the most important provisions of the indenture. A copy of a form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

Ranking; Issuance In Series

Unless the applicable prospectus supplement specifies otherwise, the debt securities will rank equally and ratably with all of our other unsecured and unsubordinated obligations. The indenture does not limit the total amount of debt securities that we may issue under it, and we may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time.

We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal of and any premium on the debt securities of the series is payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities of the series bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest accrues, the interest payment dates on which any interest is payable or the method by which such dates will be determined, our right, if any, to defer or extend an interest payment date, and the record dates for the determination of holders to whom interest is payable and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•

our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•

if other than in U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on, the debt securities of the series is payable, and the manner of determining an equivalent amount of U.S. dollars;

•

any additions, modifications or deletions in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holder of any debt securities of the series to declare the principal of, and any premium or any interest on, such debt securities immediately due and payable;

•	any trustee, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities of the series;

•

any terms of any guarantee of the payment of principal, any premium and any interest, with respect to the debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect; and

•

any other terms of the debt securities of the series not inconsistent with the provisions of the indenture, including, without limitation, any securities of our or of another person into which the debt securities of the series are convertible for which the debt securities of the series are exercisable or exchangeable.

Tax Considerations

Important Federal income tax consequences and special considerations applicable to any series of debt securities may be described in the prospectus supplement.

Denominations, Registration, Payment and Transfer

In the absence of any other specification in the form of debt security for any series, the debt securities of each series shall be issuable in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Debt securities of any series may be exchanged for debt securities of the same series in other authorized denominations in an equal aggregate principal amount. Debt securities may also be presented for registration of transfer, and the transferee or transferees will receive new debt securities of the same series in authorized denominations in an equal aggregate principal amount. Debt securities to be exchanged or transferred must be presented at the office of the registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities. Debt securities presented for exchange or registration of transfer must be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in a form satisfactory to us and the trustee and duly executed by, the holder of these debt securities or his attorney who has been duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer. We will not assess a service charge.

For a description of the registration and transfer of debt securities held in book-entry form, see “Legal Ownership and Book-Entry Issuance” below.

We will appoint the trustee as registrar and paying agent under the indenture. We may at any time designate additional transfer agents or paying agents with respect to any series of debt securities or from time to time change those designations or approve a change in their locations.

We are not required to exchange or register a transfer of (a) any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for those series to be redeemed, or (b) any debt securities selected, called or being called for redemption except for the portion of any debt security to be redeemed in part, which is not redeemed.

The payment of principal of, and any premium and any interest on, debt securities will be made at the office of the trustee for those debt securities in the City of New York or at the office of a paying agent or paying agents that we may designate from time to time. At our option, however, we may pay any interest by check mailed to the address of the person entitled to it as that address appears in the register for those debt securities. The payment of any interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on any record date for that interest, except in the case of defaulted interest.

Certain Definitions

The following definitions are applicable to the indenture. Reference is made to the indenture for the full definition of all such terms.

“Acquired Indebtedness” means Indebtedness of a person (a) existing at the time such person is merged with or into Cablevision or a subsidiary or becomes a subsidiary or (b) assumed in connection with the acquisition of assets from such person.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control”, when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annualized Operating Cash Flow” means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Capitalized Lease Obligation” means any obligation of a person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with GAAP, and the amount of such Capitalized Lease Obligation will be the amount so required to be accounted for as a liability.

“Cash Flow Ratio” means, as at any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Indebtedness of Cablevision and the Restricted Subsidiaries determined on a consolidated basis, but excluding all Interest Swap Obligations entered into by Cablevision or any Restricted Subsidiary and one of the lenders under the credit facility of CSC Holdings outstanding on such date, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

“Consolidated Net Tangible Assets” of any person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“CSC Holdings” means CSC Holdings, LLC, a Delaware limited liability company, and its successors and assigns.

“Cumulative Cash Flow Credit” means the sum of:

•

cumulative Operating Cash Flow during the period commencing on July 1, 2009 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

•

the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after July 1, 2009, plus

•

the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after July 1, 2009, upon the conversion of, or exchange for, Indebtedness of Cablevision or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of Cablevision or CSC Holdings.

For purposes of this definition, the net proceeds in property other than cash received by Cablevision or CSC Holdings as contemplated by the second two bullet points above will be valued at the fair market value of such property (as determined by our board of directors, whose good faith determination will be conclusive) at the date of receipt by Cablevision or CSC Holdings.

“Cumulative Interest Expense” means, for the period commencing on July 1, 2009 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of Cablevision and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

“Debt” with respect to any person means, without duplication, any liability, whether or not contingent:

•

in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond,

•	representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,

•	under Interest Swap Agreements entered into pursuant to CSC Holdings’ credit facility,

•

under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing liabilities would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP), or

•	guarantees of items of other persons which would be included within this definition for such other persons, whether or not the guarantee would appear on such balance sheet.

“Debt” does not include:

•	Disqualified Stock,

•	any liability for federal, state, local or other taxes owed or owing by such person, or

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities.

“Disqualified Stock” means any capital stock of Cablevision or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the relevant series of debt securities.

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date of determination, consistently applied.

“Indebtedness” with respect to any person means the Debt of such person; provided that, for purposes of the definition of “Indebtedness” (including the term “Debt” to the extent incorporated in such definition) and for purposes of the definition of “Event of Default”, the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

“Interest Swap Agreement” means an interest swap, cap or collar agreement or similar arrangement among Cablevision and/or any Restricted Subsidiary and one or more banks or financial institutions providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations among Cablevision and/or such Restricted Subsidiary and such banks or financial institutions, either generally or under specific contingencies, as said agreement or arrangement shall be modified and supplemented and in effect from time to time.

“Interest Swap Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of Cablevision; provided that (a) the term “Investment” will not include any transaction that would otherwise constitute an Investment of Cablevision or a subsidiary of Cablevision to the extent that the consideration provided by Cablevision or such subsidiary in connection therewith consists of capital stock of Cablevision (other than Disqualified Stock) and (b) the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A person will be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

“Operating Cash Flow” means, for any period, the sum of the following for Cablevision and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which will be excluded from the calculation of Operating Cash Flow for all purposes of the indenture): (a) aggregate operating revenues minus (b) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of Cablevision or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of Cablevision’s employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by Cablevision or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there will be excluded all management fees until actually paid to Cablevision or any Restricted Subsidiary in cash.

“Permitted Liens” means the following types of Liens:

•	Liens existing on the issuance date of the relevant series of debt securities,

•

Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by Cablevision or a Restricted Subsidiary, or both, of Indebtedness of such entity,

•	Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary,

•	Liens on shares of the capital stock of a subsidiary of Cablevision securing Indebtedness under the credit facility of CSC Holdings or any renewal of or replacement of such credit facility,

•	Liens granted in favor of Cablevision or any Restricted Subsidiary,

•	Liens securing the relevant series of debt securities,

•

Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by Cablevision or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of Cablevision or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness,

•	Liens securing Interest Swap Obligations or “margin stock”, as defined in Regulations G and U of the Board of Governors of the Federal Reserve System,

•

statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of Cablevision or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings,

•	Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings,

•

zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of Cablevision or any of its Restricted Subsidiaries,

•

Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired,

•	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation,

•

Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business,

•	Leases under which Cablevision or any Restricted Subsidiary is the lessee or the lessor,

•

purchase money mortgages or other purchase money liens (including, without limitation, any Capital Lease Obligations) upon any fixed or capital assets acquired after the issuance date of the relevant series of debt securities, or purchase money mortgages (including, without limitation, Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of Cablevision or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only,

•	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

•

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Cablevision or any of its Restricted Subsidiaries, including rights of offset and set-off,

•

Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause as permitted by the immediately following clause (and successive refinancings thereof), may not exceed 15% of Cablevision’s Consolidated Net Tangible Assets as of the last day of Cablevision’s most recently completed fiscal year for which financial information is available, and

•

any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

“Receivables and Related Assets” means:

•

accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets,

•	equipment,

•	inventory, and

•	proceeds of all of the above.

“Refinancing Indebtedness” means Indebtedness of Cablevision incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the relevant series of debt securities, so long as any such new Indebtedness (a) is made subordinate to the relevant series of debt securities at least to the same extent as the Indebtedness being refinanced and (b) does not (i) have an Average Life less than the Average Life of the Indebtedness being refinanced, (ii) have a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or (iii) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

“Restricted Payment” means:

•	any Stock Payment by Cablevision or a Restricted Subsidiary,

•

any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the relevant series of debt securities; provided, however, that any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the relevant series of debt securities will not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of Cablevision and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of Cablevision or warrants, rights or options to acquire capital stock of Cablevision or (y) any source of funds other than the incurrence of Indebtedness (it being understood that the use of such funds to repay Indebtedness that is later reborrowed to redeem, purchase, defease or otherwise acquire or retire the subordinate Indebtedness shall be considered a source of funds other than the incurrence of Indebtedness), or

•

any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement.

Notwithstanding the foregoing, Restricted Payments will not include (a) payments by any Restricted Subsidiary to Cablevision or any other Restricted Subsidiary or (b) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.

“Restricted Subsidiary” means CSC Holdings and any other subsidiary of Cablevision, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by Cablevision as a “Restricted Subsidiary”; provided, however, that no subsidiary other than CSC Holdings that is not a Securitization Subsidiary can be or remain so designated unless (a) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by Cablevision or another Restricted Subsidiary and (b) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from

•	paying dividends or making any distribution on such subsidiary’s capital stock or other equity securities or paying any Indebtedness owed to Cablevision or to any Restricted Subsidiary,

•	making any loans or advances to Cablevision or any Restricted Subsidiary or

•	transferring any of its properties or assets to Cablevision or any Restricted Subsidiary

(it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that Cablevision may, from time to time, redesignate any Restricted Subsidiary other than CSC Holdings as an Unrestricted Subsidiary in accordance with the provisions of the “Limitation on Investments in Unrestricted Subsidiaries and Affiliates” covenant.

“Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Cablevision or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectibility of the Receivables and Related Assets) and (b) none of Cablevision or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Senior Indebtedness” means, with respect to any person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such person; provided that Senior Indebtedness will not include:

•

any Indebtedness of such person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the relevant series of debt securities,

•	any guarantee of Indebtedness of any subsidiary of such person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary,

•	any obligation of such person to any subsidiary of such person or, in the case of a Restricted Subsidiary, to Cablevision or any other subsidiary of Cablevision, or

•	any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such person.

“Stock Payment” means, with respect to any person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such person), or the making by such person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

“Unrestricted Subsidiary” means any subsidiary of Cablevision that is not a Restricted Subsidiary.

Certain Covenants

The indenture contains, among others, the following covenants:

Limitation on Indebtedness. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness, other than Indebtedness between or among any of Cablevision and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

At December 31, 2009, the Cash Flow Ratio was 4.73 to 1.0.

Limitation on Restricted Payments. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of such proposed Restricted Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of such Restricted Payment or (2) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that have been made on or after July 1, 2009 would exceed the sum of:

(a)	$5,600,000,000, plus

(b)	an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

For purposes of this “Limitation on Restricted Payments” covenant, the amount of any Restricted Payment, if other than cash, will be based upon fair market value as determined by our board of directors, whose good faith determination will be conclusive.

The provisions above do not prevent: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions, (2) the retirement, redemption, purchase, defeasance or other acquisition of any shares of Cablevision’s capital stock or warrants, rights or options to acquire capital stock of Cablevision, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of Cablevision’s capital stock or warrants, rights or options to acquire capital stock of Cablevision and (3) the retirement, redemption, purchase, defeasance or other acquisition of any shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of CSC Holdings’ capital stock or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (2) of the first paragraph of this covenant, all amounts expended pursuant to clause (1) of this paragraph will be included and all amounts expended or received pursuant to clause (2) or (3) of this paragraph will be excluded; provided, however, that amounts paid pursuant to clause (1) of this paragraph will be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

For the purposes of the provisions above, the net proceeds from the issuance of shares of Cablevision’s capital stock upon conversion of Indebtedness will be deemed to be an amount equal to the accreted value of such Indebtedness on the date of such conversion and the additional consideration, if any, Cablevision receives upon such conversion, minus any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by our board of directors, whose good faith determination will be conclusive). If Cablevision makes a Restricted Payment which, at the time of the making of such Restricted Payment, would be in Cablevision’s good faith determination permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to Cablevision’s financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

As of December 31, 2009, we would have been permitted to make Restricted Payments of approximately $6.2 billion.

Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) make any Investment or (2) allow any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case unless (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence of the Investment or the redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

The preceding provisions of this covenant will not prohibit any renewal or reclassification of any Investment existing on the date of the indenture or trade credit extended on usual and customary terms in the ordinary course of business.

Transactions with Affiliates. The indenture provides that Cablevision will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of Cablevision that is not a subsidiary of Cablevision, having a value, or for consideration having a value, in excess of $25,000,000 individually or in the aggregate unless Cablevision’s board of directors or any duly authorized committee of Cablevision’s board of directors makes a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to Cablevision or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated person. For purposes of clarification, this provision will not apply to Restricted Payments permitted under “— Limitation on Restricted Payments.”

Limitation on Liens. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the debt securities of any series, the debt securities of such series are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the debt securities of such series are equally and ratably secured.

Consolidation, Merger and Sale of Assets

Cablevision may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, unless: (1) the person formed by or surviving any such consolidation or merger (if other than Cablevision) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of Cablevision under the debt securities and the indenture, (2) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (3) immediately after such transaction, and after giving effect thereto, the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition is made, has a Cash Flow Ratio not in excess of 9 to 1.

Events of Default

The following are Events of Default with respect to any series of debt securities under the indenture:

(1)	default for 30 days in payment of interest on any of the debt securities of that series,

(2)	default in payment of principal of any of the debt securities of that series at maturity, upon acceleration or otherwise,

(3)	failure to comply with any other covenant or agreement of Cablevision under the indenture in respect of the debt securities of that series, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the indenture,

(4)	default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by Cablevision or a Restricted Subsidiary in an aggregate amount of $25,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which Cablevision or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which Cablevision or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which has resulted in the acceleration of such Indebtedness,

(5)	the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against Cablevision or any Restricted Subsidiary in an aggregate amount exceeding $25,000,000, which remain undischarged and unbonded for a period (during which execution has not been effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and

(6)	certain events of bankruptcy, insolvency or reorganization with respect to Cablevision.

If an Event of Default (other than as specified in (6) above) occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, by written notice to Cablevision (and to the trustee if such notice is given by the holders), may declare all the unpaid principal of and interest on the debt securities of such series to be due and payable as provided in the indenture. Upon a declaration of acceleration, such principal and accrued interest will be due and payable ten days after receipt by Cablevision of such written notice. No action on the part of the trustee or any holder of the debt securities is required for such acceleration if an Event of Default specified in (6) above has occurred and is continuing. Any Event of Default with respect to one series of debt securities is not necessarily an Event of Default for another series.

The holders of at least a majority in principal amount of the debt securities of any series may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of principal of or interest on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

A declaration of acceleration by holders because of an Event of Default specified in clause (4) of the third preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the debt securities and no other Event of Default had occurred and not been cured or waived during such period. The holders of a majority in principal amount of the debt securities of any series also have the right to waive certain past defaults under the indenture.

No holder of debt securities of any series issued under the indenture has any right to institute any proceeding with respect to debt securities of such series, the indenture or for any remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default under the indenture, (2) the holders of at least 25% in principal amount of the outstanding debt securities of such series have made written request and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as the trustee under the indenture, and (3) the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of such series a direction inconsistent with such request and (4) the trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a holder of a security for the enforcement of payment of the principal of or interest on such security on or after the respective due dates expressed in such security.

During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series under the indenture.

Cablevision is required to furnish to the trustee an annual statement as to the performance by Cablevision of its obligations under the indenture and as to any default in such performance.

Defeasance

Cablevision at any time may terminate all of its obligations with respect to the debt securities of any series (“defeasance”), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities. Cablevision may also at any time terminate all obligations under the covenants set forth in the indenture with respect to any series of debt securities, which are described under “— Certain Covenants” above, and any omission to comply with such obligations will not constitute a Default or an Event of Default (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance, (1) Cablevision must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the debt securities of the series being defeased to redemption or maturity (the “Defeasance Trust”), (2) Cablevision must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (3) Cablevision must comply with certain other conditions.

Modification and Waiver

Modifications and amendments of the indenture or of debt securities of any series issued thereunder may be made by Cablevision and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the proposed modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the holders of all then outstanding debt securities of the affected series,

•	change the stated maturity of the principal of, or any installment of interest on, a debt security of that series,

•	reduce the principal amount of or interest on a debt security of that series,

•	change the coin or currency in which a debt security of that series or the interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to a debt security of that series after the stated maturity,

•

reduce the percentage in principal amount of the debt securities of that series and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults, or

•

modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding debt securities required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby.

The holders of a majority in aggregate principal amount of the debt securities of any series may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered debt securities issued in global — i.e., book-entry form. First we describe the difference between legal ownership and indirect ownership of registered debt securities. Then we describe special provisions that apply to global debt securities.

Who Is the Legal Owner of a Registered Debt Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each debt security in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.

Street Name Owners

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

Legal Holders

Our obligations as well as the obligations of the trustee under any indenture and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the debt securities. We have no obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to “your debt securities” in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exchange or convert a debt security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

We will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the “depositary” for that debt security. A debt security will usually have only one depositary but it may have more.

Each series of debt securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the debt securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your debt securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities of the same kind that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your debt securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “— Who Is the Legal Owner of a Registered Debt Security?”;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of debt securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. For example, in the case of a global security representing preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Debt Security?”.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers; or

•	through agents.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.

The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities of as much as 15-20% by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act, as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.

These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

VALIDITY OF THE DEBT SECURITIES

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those debt securities may be passed upon for the Company by Sullivan  & Cromwell LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of Cablevision Systems Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Newsday Media Group included in Exhibit 99.1 to the Current Report on Form 8-K of Cablevision Systems Corporation and CSC Holdings, Inc. dated October 10, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Cablevision Systems Corporation

$500,000,000         % Senior Notes due 2022

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Barclays

BNP PARIBAS

Credit Agricole CIB

Deutsche Bank Securities

Goldman, Sachs & Co.

J.P. Morgan

Natixis

Nomura

RBC Capital Markets

SunTrust Robinson Humphrey

UBS Investment Bank

US Bancorp

Guggenheim Securities, LLC